UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14C

(Rule 14c-101)

Schedule 14C Information

Information Statement pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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FS SERIES TRUST

(Name of Registrant as Specified in Its Charter)

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[Date]

Dear FS Multi-Strategy Alternatives Fund Investor:

As you know, we continually monitor and manage the sub-adviser and underlying managers (collectively, the “Sub-Advisers”) of the FS Multi-Strategy Alternatives Fund (the “Fund”). A dedicated team of investment professionals evaluates the Sub-Advisers’ performance, portfolios, organizational structure, team composition, investment process and adherence to investment guidelines on an ongoing basis to ensure that the Fund’s Sub-Advisers maintain an overall investment approach that meets our risk and return objectives. Consistent with this rigorous approach, we have recently made an underlying manager change for the Fund.

We typically allocate the assets of the Fund among a number of  (i) asset managers (each, an “Underlying Manager” and together, the “Underlying Managers”) that directly manage a portion of Fund assets in alternative investment strategies, and (ii) alternative beta providers that offer the Fund exposure to the “beta” portion — or market-related portion — of the returns of particular investment strategies. The Underlying Managers are sub-advisers to the Fund. The Adviser, with the assistance of the Fund’s primary sub-adviser, Wilshire Associates Incorporated (“Wilshire”), determines the allocation of the Fund’s assets.

The Board of Trustees of FS Series Trust (the “Board”) determined not to renew the Fund’s sub-advisory agreement (the “Basso Agreement”) with Basso Capital Management, L.P. (“Basso”), one of the Fund’s Underlying Managers, and effective on or about December 31, 2018, the Basso Agreement was automatically terminated and Basso no longer serves as an Underlying Manager to the Fund. The Board approved the appointment of Chilton Investment Company, LLC to serve as an Underlying Manager to the Fund, effective on or about November 29, 2018. The Board made these decisions, based upon Wilshire’s and the Adviser’s recommendations, for investment management, performance and overall portfolio considerations.

Please take a moment to read the enclosed Information Statement that describes the changes discussed above. We believe that these changes are in the best interests of the Fund and its shareholders and assure you that we will continue to closely monitor the Sub-Advisers managing the Fund. If you have any questions about your investment in the Fund, please contact your financial advisor or call [1-877-628-8575].

Best regards,

___________________

Michael C. Forman

Chief Executive Officer

FS Fund Advisor, LLC

201 Rouse Boulevard	Philadelphia, PA 19112	p 1-877-628-8575	www.fsinvestments.com

INFORMATION STATEMENT

FS SERIES TRUST

FS MULTI-STRATEGY ALTERNATIVES FUND

This Information Statement is being provided to the shareholders of the FS Multi-Strategy Alternatives Fund (the “Fund”), a series of FS Series Trust, a Delaware statutory trust (the “Trust”), pursuant to the terms of an exemptive order (the “Order”) that the Trust has received from the U.S. Securities and Exchange Commission (“SEC”). The Order permits the Trust’s investment adviser to terminate a sub-adviser, and to engage a new sub-adviser, enter into a new sub-advisory agreement and/or materially amend an existing sub-advisory agreement upon the approval of the Board of Trustees (the “Board” or the “Trustees”) of the Trust, without obtaining shareholder approval. We are NOT asking you for a proxy and you are requested NOT to send us a proxy.

This Information Statement will be available on the Trust’s website at www.fsinvestments.com/investments/funds/fs-multi-strategy-i until [ ]. A paper or email copy of the Information Statement may be obtained, without charge, by contacting the Trust at [ ] or sending an e-mail to [ ].

Shareholders of record at the close of business on [ ], are entitled to receive this Information Statement. A Notice of Availability of this Information Statement is being sent to shareholders of the Fund on or about [ ].

FS Fund Advisor, LLC and the Management Agreement

FS Fund Advisor, LLC (the “Adviser”) serves as the investment adviser for the Fund and is responsible for the day-to-day management of the Fund’s investment portfolio and furnishes continuous advice and recommendations concerning the Fund’s investments under an advisory agreement dated April 25, 2017, between the Trust and the Adviser (the “Management Agreement”). The Adviser provides general management services to the Fund, including overall supervisory responsibility for the general management and investment of the Fund’s assets. The Adviser also arranges for transfer agency, custody and all other non-distribution services necessary for the Fund to operate. The Board supervises the investment advisory services.

The Management Agreement permits the Adviser, subject to approval by the Board, to delegate to one or more sub-advisers or underlying managers any or all of its portfolio management responsibilities under the Management Agreement pursuant to a written agreement with each sub-adviser, subject to the Order.

The Adviser typically allocates the assets of the Fund among a number of  (i) asset managers (each, an “Underlying Manager” and together, the “Underlying Managers”) that directly manage a portion of Fund assets in alternative investment strategies, and (ii) alternative beta providers that offer the Fund exposure to the “beta” portion — or market-related portion — of the returns of particular investment strategies. The Adviser, with the assistance of the Fund’s primary sub-adviser, Wilshire Associates Incorporated (“Wilshire”), determines the allocation of the Fund’s assets to the Underlying Managers. Chilton Investment Company, LLC (“Chilton”) and MidOcean Credit Fund Management, L.P. (“MidOcean”) currently serve as Underlying Managers of the Fund. Basso Capital Management, L.P. (“Basso”) served as an Underlying Manager of the Fund until December 31, 2018.

The Adviser has delegated substantially all of its portfolio management responsibilities for the Fund to Wilshire and the Underlying Managers (collectively, the “Sub-Advisers”). The Adviser remains responsible for supervision and oversight of the portfolio management services performed by the Sub-Advisers, including compliance with the Fund’s investment objectives and policies. The Board approved the Management Agreement at an in-person meeting of the Board held on March 17, 2017. The Board re-approved the Management Agreement and extended its term for a period of twelve months commencing December 31, 2018 at an in-person meeting of the Board held on November 20, 2018.

As compensation for its services and its assumption of certain expenses, the Fund pays the Adviser a management fee equal to 1.25% of the Fund’s average daily net assets. This fee is calculated daily and paid quarterly. The Adviser may voluntarily waive any portion of its advisory fee from time to time.

Chilton Investment Company, LLC and the Chilton Agreement

The Chilton Agreement. At a meeting of the Board held on November 20, 2018 (the “Meeting”), the Trustees, including a majority of the Trustees who are not “interested persons” of the Fund (as that term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) (the “Independent Trustees”), voting separately, approved a new sub-advisory agreement (the “Chilton Agreement”) with respect to the Fund between the Adviser and Chilton. Under the Chilton Agreement, Chilton began managing a portion of the Fund’s assets on or about November 29, 2018. The Fund’s remaining assets are currently allocated between the Adviser and MidOcean.

From on or about May 16, 2017, until December 31, 2018, Basso managed a portion of the Fund’s assets pursuant to a sub-advisory agreement dated April 26, 2017 between the Adviser and Basso (the “Basso Agreement”). The Board determined not to renew the Basso Agreement, and effective on or about December 31, 2018, the Basso Agreement automatically terminated and Basso no longer serves as an Underlying Manager to the Fund. The Board determined not to renew the Basso Agreement based upon Wilshire’s and the Adviser’s recommendations, for investment management, performance and overall portfolio considerations.

The Adviser and Wilshire recommended that the Board approve the Chilton Agreement based on their evaluation of Chilton’s long performance track record, the firm’s investment advisory operations and capabilities and the highly complementary nature of its investment strategy to the Fund’s other strategies.

The Chilton Agreement provides that Chilton shall, subject to the supervision and oversight of the Adviser, manage the investment and reinvestment of the portion of the Fund’s assets that the Adviser may allocate to Chilton (the “Allocated Portion”) in accordance with the investment strategies of the Fund. The Chilton Agreement provides that Chilton shall, in the name of the Fund, place orders for the execution of portfolio transactions for the Allocated Portion, when applicable, with or through brokers, dealers or other financial institutions. Chilton shall seek to obtain best execution on all portfolio transactions in respect to the Allocated Portion and may, to the extent permissible by Section 28(e) of the Securities and Exchange Act of 1934, as amended, consider the financial responsibility, research and investment information, and other services provided by broker-dealers who may effect or be a party to any such transaction.

On occasions when Chilton deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of Chilton, Chilton may generally, but is not obligated to, aggregate the securities to be purchased or sold with other orders for other clients in order to obtain best execution, to the extent permitted by applicable law and applicable policies and procedures adopted by Chilton, as approved by the Board (the “Chilton Procedures”). In such an event, allocation of securities purchased or sold, as well as of the fees and expenses incurred, will be made by Chilton consistent with the Chilton Procedures and in the manner it considers to be equitable and consistent with its fiduciary obligations to the Fund and to such other clients. On an ongoing basis, and at such time as the Adviser and Board may request, Chilton will provide a written report to the Adviser and the Board summarizing (i) the brokerage details with respect to transactions executed by Chilton for the Allocated Portion; (ii) the “soft dollar” arrangements that Chilton maintains with brokers or dealers that execute transactions for the Allocated Portion; and (iii) the general types of research and other services provided to Chilton by a broker or dealer as a result, in whole or in part, of the direction of Fund transactions for the Allocation Portion to the broker or dealer.

The Chilton Agreement provides that, absent Chilton’s material breach of the Chilton Agreement or the willful misconduct, bad faith, gross negligence or reckless disregard of the obligations or duties under the Chilton Agreement on the part of Chilton, or its officers, directors, partners, agents, employees and controlling persons, Chilton will not be liable for any act or omission in the course of rendering services under the Chilton Agreement. The Chilton Agreement also provides that the Adviser and the Fund will indemnify Chilton against certain liabilities and expenses, except that Chilton shall not be indemnified for any liability and expenses that result from Chilton’s willful misconduct, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its duties under the Chilton Agreement.

Generally, the Board or holders of a majority of outstanding voting securities of the Fund may terminate the Chilton Agreement without penalty at any time. The Adviser may terminate the Chilton Agreement upon 60 days’ written notice to Chilton. The Chilton Agreement terminates automatically in the event of an assignment as defined in the 1940 Act. The Chilton Agreement also may be terminated by Chilton upon 60 days’ written notice to the Adviser and automatically terminates upon termination of the Management Agreement.

The material terms of the Chilton Agreement are substantially similar to the terms of the Basso Agreement and the Fund’s existing sub-advisory agreement with MidOcean. Chilton receives fees from the Adviser for its services out of the fees that the Fund pays to the Advisor under the Management Agreement. The Fund pays no additional fees directly to Chilton. The Fund would have paid the same amount of management fees had the Chilton Agreement been in effect during the last fiscal year.

Information about Chilton. Chilton is a SEC registered investment adviser. Chilton is an investment firm founded by Richard L. Chilton, Jr. in 1992. Chilton had approximately $2.4 billion in assets under management as of October 31, 2018. Chilton seeks to generate attractive long-term returns with limited volatility. Chilton’s principal office is located at 1290 East Main Street, 1st Floor, Stamford, CT 06902.

Principal Executive Officers and Directors. Set forth below is a list of each executive officer and director of Chilton indicating position(s) held with Chilton and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o Chilton at the address noted above.

Name	Position(s) Held with Chilton	Other Substantial Business, Profession, Vocation or Employment
Richard L. Chilton, Jr.	Chairman, Chief Executive Officer, Chief Investment Officer & Portfolio Manager, U.S. Strategy, Portfolio Manager Small Cap & Mid Cap Strategy and Director	Chilton Investment Services, LLC - Chairman, Chief Executive Officer, Chief Investment Officer - Equities
Michael W. Clark	Executive Vice President - Chief Risk Officer and Director	N/A
Jennifer L. Foster	Executive Vice President, Co-Chief Investment Officer and Assistant Portfolio Manager, U.S. Strategy & Small Cap & Mid Cap Strategy and Director

Chilton Investment Services, LLC - Executive Vice President, Co-Chief Investment Officer & Portfolio Manager

Chilton Trust Company - Executive Vice President, Co-Chief Investment Officer & Portfolio Manager

Alison Schachter	Senior Vice President, Chief Financial Officer – Management Company	Chilton Investment Company Limited - VP, Treasurer & Director Chilton Investment Services, LLC - VP & Treasurer Chilton Trust Company - VP & Treasurer
Andrew Burr	Executive Vice President, Head of the Trading Department	N/A
Blaire Milanese	Managing Director, Director of Human Resources	N/A
Joseph Eggleton	Executive Vice President, Chief Operating Officer	N/A
Igor Binder	Senior Vice President, Chief Technology Officer	N/A
Marc Malloy	Senior Vice President, Trading	N/A
Julie Jack	Managing Director, General Counsel & Chief Compliance Officer	Chilton Investment Company Limited - VP, Compliance Officer, Secretary & Director
Fernando Oliveira	Managing Director, Investor Relations	N/A
Patricia Mallon	Director	N/A
Jon Wainwright	Director	Senior Counsel Cadwalader

Other Advisory Clients. Chilton also acts as investment adviser to the other mutual funds listed below, which have similar investment objectives as the Fund. The table below sets forth certain information with respect to these funds.

Name of Fund	Net Assets of Fund*	Annual Rate of Advisory Fees	Net Expense Limits
Franklin K2 Alternative Strategies Fund (Chilton acts as a sub-adviser to an allocated portion of the fund)	$1,221.5 million	1.90%	1.95%
JPMorgan Multi-Manager Alternatives Fund (Chilton acts as a sub-adviser to an allocated portion of the fund)	$99.0 million	1.60%	Class A - 2.20% Class C - 2.70% Class I - 1.95%

*Net assets as of September 30, 2018.

Approval of New Sub-Advisory Agreement

Trustees’ Considerations in Approving the New Sub-Advisory Agreement. At a meeting of the Board held in person on November 20, 2018 (the “Meeting”), the Board reviewed and considered information bearing on the approval of the Chilton Agreement. Following this review, the Board, including all of the Independent Trustees voting separately, unanimously approved the Chilton Agreement for an initial two-year period.

The Independent Trustees were assisted in their review of the Chilton Agreement, and the specific factors deemed to be material to the approval of the Chilton Agreement, including the factors described below, by independent legal counsel. Before the Meeting, independent legal counsel to the Independent Trustees sent to Chilton a request for information to be provided to the Independent Trustees in connection with their consideration of the Chilton Agreement. The Adviser and Chilton provided materials to the Board in response to that request, in addition to other information that the Adviser and/or Chilton believed would be useful in evaluating Chilton.

In evaluating the Chilton Agreement, the Trustees reviewed the available information and discussed with representatives of Chilton the Fund’s operations; the nature, extent and quality of the advisory and other services to be provided by Chilton to the Fund; the management fees and total expense ratios of each class of shares of the Fund; possible economies of scale; and other benefits (in addition to advisory fee revenues) derived or potentially derived by Chilton from its relationship with the Fund. The specific information reviewed and considered by the Board included, without limitation, information about:

•	Chilton’s general qualifications to serve as sub-adviser to the Fund, including its history, organization, ownership structure, operations and financial position;

•	The services that Chilton would render to the Fund, including information relating Chilton’s advisory, administrative and reporting capabilities; and any role in the valuation of Fund assets;

•	Key personnel of Chilton and their qualifications, abilities, education, experience and professional accomplishments; the compensation structure of the proposed portfolio managers; succession planning; and the ability of Chilton to attract and retain high-caliber professionals;

•	Chilton’s advisory experience and performance, including available performance information relevant to Chilton’s proposed management of the Fund and sources of information to be relied upon by Chilton in performing portfolio management services;

•	Chilton’s brokerage practices and portfolio transaction allocation methodology, including policies for selecting broker-dealers; Chilton’s best-execution practices; policies on allocation of portfolio securities acquisitions across accounts; research services provided by broker-dealers and soft-dollar arrangements;

•	The terms of the Chilton Agreement and associated fees; “fall-out” and indirect benefits expected potentially to be derived by Chilton and/or its affiliates in connection with the advisory arrangement; available information on estimated profitability to Chilton resulting from the advisory relationship; the potential for economies of scale; available information on management and other fees associated with the advisory arrangement in comparison to comparable funds’ management and other fees;

•	Compliance and related matters, including Chilton’s compliance policies and procedures; specific information related to experience managing assets subject to 1940 Act regulation; risk monitoring and management, including management of cybersecurity risk; and

•	Legal matters, including any relevant litigation, investigation or examinations; potential conflicts of interest; and insurance arrangements.

At the November 20, 2018 meeting, there was discussion regarding each of the above items. The Independent Trustees also met in executive session to discuss these items. The Board’s considerations included the following, among others:

Nature, Extent, and Quality of the Services. The Board discussed and considered with respect to Chilton (1) information regarding personnel and their qualifications and services to be provided by Chilton, (2) historical performance information, including performance of any other relevant accounts managed by Chilton, and any investment-related resources Chilton would employ in managing the Fund’s assets, (3) various operational considerations, including brokerage practices, compliance policies and procedures and related matters. The Board concluded that the nature, extent, and quality of the sub-advisory services to be provided by Chilton were appropriate and thus supported a decision to approve the Chilton Agreement.

Cost of Services and Profitability. In analyzing the cost of services and profitability of Chilton, the Board discussed the following factors: the proposed sub-advisory fee for managing the allocated Fund assets, including any breakpoints, discounts, exclusivity periods, or “most-favored nations” provisions, Chilton’s resources devoted to the Fund, and (where available) the information provided by Chilton regarding the profitability to Chilton from providing sub-advisory services to the Fund.

Where applicable, the Board reviewed the performance of Chilton’s comparable hedge fund or other accounts as compared to relevant indices, as well as information about the management fees borne by those accounts. The Board considered the specific resources Chilton would devote to the Fund for analysis, risk management, compliance, and order execution and the extent to which Chilton’s investment process would be scalable. The Board noted that the compensation paid to Chilton was paid by the Adviser, not the Fund, and, accordingly, that the retention of Chilton did not increase the fees or expenses otherwise incurred by the Fund’s shareholders. On the basis of the Board’s review of the fees to be charged by Chilton for investment sub-advisory services, the specialized nature of the Fund’s portfolio, and the estimated costs associated with advising with respect to or managing the portfolio, the Board concluded that the level of investment sub-advisory fees was appropriate in light of the services to be provided. It was noted that the Chilton Agreement was the result of arms-length negotiations between the Adviser and Chilton.

Economies of Scale. The Board discussed various financial and economic considerations relating to the proposed arrangement with Chilton, including the potential for economies of scale. The Board noted that while the sub-advisory fees for Chilton would not decrease as the level of portfolio assets increased, the assets to be managed by Chilton were expected to be relatively modest in size since the Fund is still in its first few years of operations. The Board noted that certain Fund expenses would be subject to an expense limitation and determined that because the Fund was still in its early stages of operations, it was premature to discuss changes to and/or additional breakpoints. The Board noted that it would have the opportunity to re-examine periodically whether there were any economies of scale in the operations of the Fund in the future at different asset levels, as well as the appropriateness of sub-advisory fees payable to Chilton, with respect to different asset sizes of the portfolio managed by Chilton, in the future.

Investment Performance of Chilton. The Trustees reviewed available historical investment performance generated by Chilton for other accounts managed by Chilton, but noted that the Fund was different in structure and, as a result, its investment program and performance would differ from those of the other accounts.

Other Benefits. The Board discussed other potential benefits that Chilton might receive from the Fund, including, potentially, an enhanced ability to obtain general research, statistical or other services that may be of value in servicing other clients, an enhanced ability to obtain more favorable execution of portfolio transactions, profits for administrative services or any enhancement of the line of financial products and services available to prospective investors. The Board noted that Chilton did not indicate that it expected to receive significant indirect or “fall-out” benefits as a result of its relationship with the Adviser or the Fund. The Board concluded that other benefits derived by Chilton from its relationship with the Adviser or the Fund, to the extent such benefits were identifiable or determinable, were reasonable and fair, resulted from the provision of appropriate services to the Fund and investors therein, and were consistent with industry practice and the best interests of the Fund and its shareholders.

Conclusion. The Board considered the information that had been provided and concluded that it provided sufficient basis for taking action on the approval of the Chilton Agreement for an initial two-year period. The Board, including all of the Independent Trustees, concluded that the fees payable under the Chilton Agreement were fair and reasonable with respect to the services that Chilton would provide to the Fund and in light of the other factors described above and additional factors that the Board deemed relevant. After review and consideration of certain other terms and conditions of the Chilton Agreement, the Board concluded that the terms of the Chilton Agreement were reasonable and fair and the Board, including all of the Independent Trustees voting separately, voted to approve the Chilton Agreement for an initial term of two years. The Board noted that they would have the opportunity to periodically re-examine the terms of the Chilton Agreement in the future. The Board based its decision on an evaluation of all these factors as a whole and did not consider any one factor as all-important or controlling. The Board was assisted by the advice of independent counsel in making these determinations.

Additional Information

Management and Sub-Advisory Fees. For the fiscal year ended December 31, 2018, the Fund paid management fees to the Adviser, and the Adviser paid sub-advisory fees to the Sub-Advisers, in the aggregate amounts and as a percentage of the Fund’s average daily net assets, set forth in the chart below.

Management Fees Paid to the Adviser by Fund			Sub-Advisory Fees Paid to Sub-Advisers by the Adviser
$0	*	0.00%	$747,182	**	0.89%

*The Adviser accrued $1,043,912 in management fees, which the Adviser contractually agreed to waive for the period.

**The Sub-Advisers accrued $700,585 in sub-advisory fees for the period.

The Trustees and officers, as a group, owned approximately 25% of the Fund as of January 9, 2019.

For the fiscal year ended December 31, 2018, FS Investment Solutions, LLC, a registered broker-dealer and an affiliate of the Adviser, received $4,937.42 in dealer-manager fees from the Fund, which amounted to 4.16% of the Fund’s aggregate brokerage commissions. No other brokerage commissions were paid by the Fund to any direct or indirect affiliated persons (as defined in the 1940 Act) of the Fund for the fiscal year ended December 31, 2018.

Information about the Adviser. The Adviser is an SEC registered investment adviser. The Adviser is an affiliate of FS Investments, a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The Adviser’s principal office is located at 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112.

The list below shows each executive officer, director and certain other officers of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o FS Fund Advisor, LLC at the address noted above.

Name	Position(s) Held with the Adviser	Other Substantial Business, Profession, Vocation or Employment
Michael C. Forman	Chief Executive Officer	Chairman and Chief Executive Officer; FS Investments
Philip Browne	Managing Director	Managing Director, Finance and Administration; FS Investments
Stephen S. Sypherd	Managing Director	Managing Director, General Counsel and Secretary; FS Investments
Elizabeth C. Detwiler	Chief Compliance Officer	Senior Vice President and General Counsel; FS Investment Solutions

Information About the Distributor and Administrator. ALPS Distributors, Inc., 1290 Broadway, Suite 1100, Denver, Colorado 80203, serves as the Fund’s distributor. Pursuant to an administration agreement, the Adviser serves as administrator to the Fund.

Shareholder Reports. You can request the Fund’s annual or semi-annual reports, free of charge, by contacting your plan sponsor, broker-dealer, or financial intermediary, or by contacting a Fund representative at 1-877-372-9880.

Share Ownership Information. As of [ ], the record date for shareholders receiving this Information Statement, the Fund had [ ] Class A shares and [ ] Class I shares outstanding.

As of the same date, the names and share ownership of the entities or individuals that held of record or beneficially owned 5% or more of the outstanding shares of the Fund were as follows:

Entity or Individual	Number of Shares	% of Fund
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]

Multiple Shareholders in a Household. If you are a member of a household in which multiple shareholders of the Fund share the same address, and the Fund or your broker or bank (for “street name” accounts) has received consent to household material, then the Fund or your broker or bank may have sent to your household only one copy of this Information Statement, unless the Fund or your broker or bank previously received contrary instructions from a shareholder in your household. If you are part of a household that has received only one copy of this Information Statement, the Fund will deliver promptly a separate copy of this Information Statement to you upon written or oral request. To receive a separate copy of this Information Statement, or if you would like to receive a separate copy of future information statements, proxy statements, prospectuses or annual reports, please contact a Fund representative by calling 1-877-372-9880, by mail at FS Series Trust, 201 Rouse Boulevard, Philadelphia, Pennsylvania 19112 or contract your service agent. On the other hand, if you are now receiving multiple copies of these documents and would like to receive a single copy in the future, please contact the Trust at the telephone number or address stated above. If your shares are held in street name, please contact your broker or bank.

Shareholder Proposals. The Fund only expects to hold shareholder meetings to the extent required by the 1940 Act or pursuant to special meetings called by the Board or a majority of shareholders, or in the future in compliance with the requirements of any exchange on which shares may be listed in the future. As a shareholder, you are entitled to one vote for each whole dollar and a proportionate fractional vote for each fractional dollar of net asset value of the Fund that you own. Generally, all series of the Trust and all share classes vote together as a single group, except where a separate vote of one or more funds or classes is required by law or where the interests of one or more funds or classes are affected differently from other funds or classes. Shares of all series of the Trust have noncumulative voting rights, which means that the holders of more than 50% of the value of shares of all series of the Trust voting for the election of Trustees can elect 100% of the Board if they choose to do so. In such event, the holders of the remaining value of shares will not be able to elect any Trustees.

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